EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors
Global Links Corp.

     We hereby consent to the incorporation by reference in this Form S-8 Registration Statement of or report dated March 17, 2003, relating to the consolidated financial statements of Global Links Corp. for the year ended December 31, 2002 appearing in the Registrant's Form 10-KSB and to our inclusion as a named expert. Our report included an explanatory paragraph regarding the substantial doubt about the Registrant's ability to continue as a going concern.



January 22, 2004

/s/  William B. Costello
------------------------------
William B. Costello, CPA
Encino, California



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